UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                        Commission File Number:  001-15062
                                                        Commission File Number:  001-12259
                                                        Commission File Number:  001-37541
                                                        Commission File Number:  001-08911

TIME WARNER LLC
(successor in interest to TIME WARNER INC.)

(as Issuer)

(Exact name of registrant as specified in its charter)

One Time Warner Center
New York, NY 10019-8016
(212) 484-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

HISTORIC TW INC. (as Guarantor) (Exact name of registrant as specified in its charter)	HOME BOX OFFICE, INC. (as Guarantor) (Exact name of registrant as specified in its charter)

One Time Warner Center New York, NY 10019-8016 (212) 484-8000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	1100 Avenue of the Americas New York, NY 10036-6712 (212) 512-1000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

TURNER BROADCASTING SYSTEM, INC. (as Guarantor) (Exact name of registrant as specified in its charter)

One CNN Center Atlanta, Georgia 30303 (404) 827-1500 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

3.875% Notes due 2026 (and the guarantees related thereto)
4.85% Debentures due 2045 (and the guarantees related thereto)
3.60% Notes due 2025 (and the guarantees related thereto)
3.55% Notes due 2024 (and the guarantees related thereto)
2.10% Notes due 2019 (and the guarantees related thereto)
4.65% Debentures due 2044 (and the guarantees related thereto)
4.05% Notes due 2023 (and the guarantees related thereto)
5.35% Debentures due 2043 (and the guarantees related thereto)
3.40% Notes due 2022 (and the guarantees related thereto)
4.90% Debentures due 2042 (and the guarantees related thereto)
4.00% Notes due 2022 (and the guarantees related thereto)
5.375% Debentures due 2041 (and the guarantees related thereto)
4.75% Notes due 2021 (and the guarantees related thereto)
6.25% Debentures due 2041 (and the guarantees related thereto)
4.70% Notes due 2021 (and the guarantees related thereto)
6.10% Debentures due 2040 (and the guarantees related thereto)
4.875% Notes due 2020 (and the guarantees related thereto)
6.20% Debentures due 2040 (and the guarantees related thereto)
(Title of each class of securities covered by this Form)

Common Stock, $0.01 par value
3.80% Notes due 2027 (and the guarantees related thereto)
2.95% Notes due 2026 (and the guarantees related thereto)
1.95% Notes due 2023 (and the guarantees related thereto)
Deferred Compensation Obligations under Time Warner Supplemental Savings Plan
Deferred Compensation Obligations under Time Warner Inc. Deferred Compensation Plan
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☒
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: Less than 300 for each class of securities

Pursuant to the requirements of the Securities Exchange Act of 1934, each of Time Warner Inc., Historic TW Inc., Home Box Office, Inc. and Turner Broadcasting System, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 15, 2018	TIME WARNER LLC (as successor by merger to Time Warner Inc.), by
/s/ George B. Goeke
	Name:	George B. Goeke
	Title:	Assistant Treasurer

Date: June 15, 2018	HISTORIC TW INC.,
by
/s/ Edward B. Ruggiero
	Name:	Edward B. Ruggiero
	Title:	Senior Vice President & Treasurer

Date: June 15, 2018	HOME BOX OFFICE, INC.,
by
/s/ Edward B. Ruggiero
	Name:	Edward B. Ruggiero
	Title:	Senior Vice President & Assistant Treasurer

Date: June 15, 2018	TURNER BROADCASTING SYSTEM, INC.,
by
/s/ Edward B. Ruggiero
	Name:	Edward B. Ruggiero
	Title:	Senior Vice President & Assistant Treasurer